Exhibit 8.1

Subsidiaries of Registrant

1.	JA Development Co., Ltd. (British Virgin Islands)
2.	JingAo Solar Co., Ltd. (Ningjin, China)
3.	Shanghai JA Solar Technology Co., Ltd. (Shanghai, China)
4.	JA Solar USA Inc. (California, USA)
5.	Shanghai JA Solar PV Technology Co., Ltd. (Shanghai, China)
6.	JA Solar Technology Yangzhou Co., Ltd. (Yangzhou, China)
7.	JA Solar Hong Kong Limited (Hong Kong)
8.	Jing Hai Yang Semiconductor Material (Donghai) Co., Ltd. (Donghai, China)
9.	Yangzhou JA Solar R&D Corporation Limited (Yangzhou, China)
10.	Yangzhou JA Solar PV Engineering Co., Ltd. (Yangzhou, China)
11.	JA Luxembourg S.a.r.l. (Luxembourg)
12.	JA Solar GmbH (Germany)
13.	JA Solar International Co., Limited (Hong Kong)
14.	Shanghai Jinglong Solar Technology Co., Ltd. (Shanghai, China)
15.	Donghai JA Solar Technology Co., Ltd. (Donghai, China)
16.	Silver Age Holdings Limited (British Virgin Islands)
17.	Full Shine Holdings Limited (Hong Kong)
18.	Solar Silicon Valley Electronic Science and Technology Co., Ltd. (Yanjiao, China)
19.	JA (Hefei) Renewable Energy Co., Ltd. (Hefei, China)
20.	Hefei JA Solar Technology Co., Ltd. (Hefei, China)
21.	JA Solar Investment China Co., Ltd.